Exhibit 3.1

A0687355

[SEAL]

State of California

Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JAN 29 2009

[SEAL]

DEBRA BOWEN
Secretary of State

Sec/State Form CE-107 (REV 1/2007)	OSP08 111441

A0687355

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

JAN 23 2009

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
NORTHERN CALIFORNIA BANCORP, INC.

Charles T. Chrietzberg, Jr. and Dorina A. Chan certify that:

1.               They are the President and Secretary, respectively, of Northern California Bancorp, Inc., a California corporation.

2.               Section 4 of the Articles of Incorporation of this corporation is hereby amended to read as follows:

“4.                                 Authorized Capital.  The corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Serial Preferred Stock.” The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000), of which ten million (10,000,000) shall be Common Stock, without par value, and ten million (10,000,000) shall be Serial Preferred Stock.

The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof, of each class of stock of the corporation shall be as follows:

(a)                Serial Preferred Stock. The Serial Preferred Stock may be issued from time to time in one or more series. The corporation’s Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)                Common Stock.

(1)             After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, such dividends as may be declared from time to time by the corporation’s Board of Directors.

(2)             After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidations, dissolution, or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation.

Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him or her, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.”

3.               The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.               The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 1,803,908. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: December 30, 2008	By:	/s/ Charles T. Chrietzberg, Jr.
Name: Charles T. Chrietzberg, Jr.
Title: President

	By:	/s/ Dorina A. Chan
Name: Dorina A. Chan
Title: Secretary

[SEAL]